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                          CEDAR FAIR, L.P.

          PLEASE VOTE `FOR' THE CEDAR FAIR, L.P. PROPOSALS!

Dear Fellow Unitholder:
You and your fellow unitholders should have recently received proxy materials in which you were asked to vote on two proposals to revise Cedar Fair's fee and executive compensation systems. With the special meeting for this vote fast approaching, we urge you to promptly vote `FOR' the approval of each of the proposals.

The Board's goal in recommending the new compensation system is to tie management's incentives more closely to the value of Cedar Fair units, while at the same time making more cash available for distributions to unitholders. The Board of Directors unanimously recommends the approval of each of the proposals.

Your vote is very important, and we cannot move ahead without it. We need the approval of partners holding a majority of the outstanding partnership units in order to amend the limited partnership agreement and a similar majority vote to adopt the new equity incentive plan. As President and Chief Executive Officer of Cedar Fair, L.P., I join our Board of Directors in recommending that you vote `FOR' the
proposals.   Voting  is  easy and instructions  are  printed  on  the
enclosed proxy card.

On the following page are answers to frequently asked questions about the proposal and its benefits to our partners. Thank you for your continued support of Cedar Fair, L.P.


                                   Sincerely,

                                   /s/ Richard L. Kinzel

                                   Richard L. Kinzel
                                   President and Chief Executive
                                   Officer


`The Knott Family supports both proposals, which will better tie management compensation to performance and better align the interests of management and unitholders. We urge your support.'
        (Terry Hackett, Knott Family representative and Cedar Fair board member)

`These proposals are important because they should significantly add to the amount of cash available for distributions to limited partners of Cedar Fair in the coming years.'
         (Lee Derrough, President & CEO of Hunt Midwest
       Enterprises and Cedar Fair board member)

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                      ANSWERS TO YOUR QUESTIONS

Q:   What is the Board proposing?

A:The Board of Directors is recommending (1) that the limited partnership agreement of Cedar Fair be amended in order to eliminate the system of fees paid by Cedar Fair to the general partner, and (2) that a plan be approved that will permit the award of limited partner units or options on units as an element of management compensation.

Q:Why is the Board making this recommendation?

A:The  non-management members of the Board of Directors believe  that the existing system is too heavily weighted toward cash compensation and does not afford the types of incentives that are appropriate in today's business environment, including incentives that are closely tied to the stock-market performance of Cedar
  Fair units. The proposed new system is designed to tie a larger portion of management compensation to the value of Cedar Fair units, and thus to more closely align the interests of management with those of our unitholders.

Q:Why should I vote `FOR' the proposals?

A:There are two principal benefits of the proposals:
  - The proposed new system is expected to result in a significant increase beginning in 2001 in the amount of cash available for distributions to unitholders. For example, we project that cash distributions in 2001 will benefit from savings of $6.2 million, or $.12 per unit, under the new system.
  - A larger portion of management's compensation will be tied to the value of Cedar Fair units, so the interests of management will be more closely aligned with those of the limited partner unitholders.

Q:What will happen if these proposals are not approved by the unitholders?

A:If  the  proposals  are  not  approved, the  existing  compensation system will remain in place. As Cedar Fair grows and its revenues and cash distributions continue to increase, the cash compensation payable to senior management will likely increase at an even faster rate. Additionally, the compensation system will not include a strong equity incentive component aligning the interests of senior management with those of the unitholders.

Q:What are the consequences if I do not vote?

A:A  failure  to  vote  has  the same effect as  voting  against  the
  proposals.   If  you  do  not  return  your  proxy  card,  vote  by
  telephone or over the Internet, or instruct your broker how to vote any units held for you in your broker's name, the effect will be a vote against each of the proposals.

Q:May I change my vote after submitting my proxy?

A:Yes.   You  may  revoke  your  proxy  at  any  time  before  it  is exercised, and it will not be used if you attend the meeting and prefer to vote in person. If you instruct your broker to vote your units, you must follow directions received from your broker to change those instructions.

Q:   Who can help answer my questions?

A:If you have more questions about the proposals or if you would like additional copies of the proxy statement, please contact our proxy solicitor, Morrow & Co., Inc. at: (800) 965-1059.